CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective as of the 31st day of March, 2015 by and between Upland Software, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, “Upland”) with its principal place of business at 401 Congress Avenue, Suite 1850, Austin, Texas 78701, and R. Brian Henley, an individual residing at the address set forth on the signature page hereto (“Consultant”). Upland desires to retain Consultant as an independent contractor to perform consulting services for Upland and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.	SERVICES AND COMPENSATION

a.Services. During the term of this Agreement, Consultant agrees to perform for Upland the services (“Services”) described in the schedule attached hereto as Schedule 1.

b.Compensation. Upland agrees to compensate Consultant as set forth in the attached Schedule 1 for the performance of the Services.

c.Separation Agreement. Consultant understands and agrees that the Company shall have no obligation to enter into this Agreement if the Separation Agreement (as defined in Section 13 below) does not become effective for whatever reason.

2.	CONFIDENTIALITY

a.    Definition. “Confidential Information” means any Upland confidential or proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Upland either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

b.    Non-Use and Non-Disclosure. Consultant will not, during or subsequent to the term of this Agreement, use Upland's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Upland or disclose Upland' s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of Upland. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee or independent contractor of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in Upland’s favor substantially similar to Section 2 of this Agreement. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by Upland as evidenced by written records of Consultant; (ii) has become publicly known and made generally available through no wrongful act of Consultant or another third party; or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without Upland's prior written approval, except as required by law or legal process, Consultant will not directly or indirectly disclose to anyone the existence or contents of this Agreement or the fact that Consultant has this arrangement with Upland.

c.    Third Party Confidential Information. Consultant recognizes that Upland has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Upland's part to maintain the confidentiality of such information and to use it only for certain limited purposes.

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Consultant agrees that Consultant owes Upland and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Upland consistent with Upland's agreement with such third party.

d.    Other Consultant Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any confidential or proprietary information or trade secrets of any third party with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of Upland any unpublished document or confidential or proprietary information belonging to such party unless consented to in writing by such party. Consultant will indemnify Upland and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys' fees and costs of suit, arising out of or in connection with any alleged or actual violation or misappropriation of a third party's rights resulting in whole or in part from Upland's use of the work product of Consultant under this Agreement.

e.    Compliance with Securities Laws. Consultant acknowledges and agrees that any Confidential Information received in the course of performing the Services could be deemed “material nonpublic information” under the Securities and Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder (including, without limitation, Regulation FD thereunder). For so long as any information obtained by Consultant remains ”material nonpublic information,” Consultant agrees not to purchase, sell, or make any short sale of any shares of Upland’s common stock, to grant, purchase, or sell any options for the purchase or sale of Upland’s common stock, or otherwise to engage in any transactions in shares of Upland’s common stock (whether directly or through transactions in derivative securities) that would result in any violation of the 1934 Act or any rule or regulation promulgated thereunder.

f.    Return of Materials. Upon the termination of this Agreement, or upon Upland's earlier request, Consultant will deliver to Upland all of Upland's Confidential Information that Consultant may have in Consultant's possession or control.

g.    Use of Name. Consultant shall not use the name, trademarks, or trade names of Upland without Upland's prior written approval. Consultant shall not issue any press release or similar publicity regarding its business relationship with Upland without having first obtained Upland's written consent.

3.	OWNERSHIP

a.    Assignment. Consultant agrees that all materials, notes, records, drawings, designs, inventions, improvements, developments, discoveries, trade secrets and all other intellectual property (i) conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement which relate in any manner to the business of Upland that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in Upland's line of business in performing the Services hereunder,(ii) that reflect or contain Upland’s Confidential Information, or (iii) that form all or a part of a deliverable provided as part of the Services, whether developed as part of the Series or separately, but excluding Prior Work Product (as defined below) (collectively, “Work Product”) are the sole property of Upland. Work Product that constitutes copyrightable subject matter will be considered “works made for hire” to the extent permitted under the United States Copyright Act. Consultant further agrees to assign (or cause to be assigned) and does hereby irrevocably assign fully to Upland all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant hereby waives any and all moral rights. Consultant will promptly disclose all Work Product to Upland. If government approval is required to assign

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any Work Product to Upland, Consultant will, at its expense, obtain the government approval as quickly as possible.

b.    Further Assurances. Consultant agrees to assist Upland, or its designee, at Upland's expense, in every proper way to secure Upland's rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Upland of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Upland shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Upland, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant's obligation to execute or cause to be executed, when it is in Consultant's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

c.    Pre-Existing Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Work Product developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (“Prior Work Product”), (i) Consultant shall inform Upland, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Work Product; and (ii) Upland is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to use, perform, display, make, reproduce, make derivative works, import, sell, offer for sale, license, distribute, and otherwise dispose of such Prior Work Product as part of or in connection with such Work Product, with the right to license such rights to others. Consultant shall not incorporate any Prior Work Product owned by any third party into any Work Product without Upland's prior written permission.

d.    Attorney in Fact. Consultant agrees that if Upland is unable because of Consultant's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant's signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Upland above, then Consultant hereby irrevocably designates and appoints Upland and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to execute and file any such applications mid to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.	WARRANTIES

a.    Consultant Warranty. Consultant warrants that it shall perform the obligations described herein in a timely, good and workmanlike manner with due diligence and in full compliance with the terms and conditions of this Agreement and all mutually agreed to specifications, statements of work, and acceptance criteria, and in full compliance with all applicable laws, rules, and regulations, including without limitation those related to insider trading. Consultant, at its expense; shall correct any Services or Work Product performed by or delivered by Consultant that do not conform with the foregoing warranty.

b.    Further Warranties. Consultant further warrants that: (i) the Work Product is or will be original to Consultant; (ii) Consultant has and will have all requisite ownership, rights, and licenses to fully perform its obligations under this Agreement and to grant to Upland all rights with respect to the deliverables and Work Product and related intellectual property rights to be granted under this Agreement; (iii) Consultant has not previously granted and will not grant any rights in the Work Product to any third party that are

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inconsistent with the rights granted to Upland herein; (iv) all Work Product, and the intended uses thereof, shall be free of any third party claims with respect to intellectual property or other proprietary rights and shall be free of any third party liens, encumbrances, security interests, or any similar restrictions, including, without limitation, Consultant’s employees, agents, artists, and contractors and their contractors’ employees, agents, and artists, who have provided, are providing, or will provide services with respect to the development of the Work Product; (v) unless provided by Upland, Consultant will provide all necessary personnel, facilities, and materials to facilitate efficient and effective completion of the Services; (vi) Consultant will exert Consultant's best efforts to use a repeatable and proven process to design, develop, test, deliver, and document the Work Product, or any part thereof; and (vii) Consultant has full power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights granted to Upland hereunder.
c.    Noninfringement. Nothing contained in a deliverable or Work Product (including Prior Work Product) or required in order for Consultant to create and deliver a deliverable or Work Product under this Agreement does or will infringe, violate, or misappropriate any intellectual property rights of any third party. Further, no characteristic of any deliverable or Work Product does or will cause manufacturing, using, maintaining, or selling the Work Product to infringe, violate, or misappropriate the intellectual property rights of any third party. The deliverables and Work Product as delivered by Consultant to Upland will not contain matter that is injurious to end‑users or their property, or which is otherwise unlawful or tortious. Any computer program provided as part of any Work Product or a deliverable will not contain any software code that is subject to a license requiring, as a condition of use, modification, or distribution of the software code, that the software code or other software code combined or distributed with it be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge.

d.    Indemnity. Consultant shall indemnify and hold Upland harmless from and against any claims, damages, or liabilities resulting from (i) any negligent, reckless, or intentionally wrongful act of Consultant or Consultant’s employees or agents; (ii) any breach by Consultant or Consultant’s employees or agents of any of the covenants, warranties, or representations contained in this Agreement; (iii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules, and regulations; (iv) any violation or claimed violation of a third party’s rights resulting in whole or in part from Upland’s use of the Work Product of Consultant or deliverables under this Agreement; or (v) injuries to persons that occur on Consultant’s premises or premises under Consultant’s control.

e.    Intellectual Property Infringement. In the event of any claim concerning the intellectual property rights of a third party that would prevent or limit Upland’s use of the Work Product or deliverables under this Agreement, Consultant will, in addition to its obligations under this Section 4, take one of the following actions at its sole expense: (i) procure for Upland the right to continue use of the Work Product or deliverable or infringing part thereof; or (ii) modify or amend the Work Product or deliverable or infringing part thereof, or replace the Work Product or deliverable or infringing part thereof with another Work Product or deliverable having substantially the same or better capabilities.

5.	CONFLICTING OBLIGATION S

Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

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6.	REPORTS

Consultant agrees that it will from time to time during the term of this Agreement or any extension thereof keep Upland advised as to Consultant's progress in performing the Services hereunder and that Consultant will, as requested by Upland, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant's Services.

7.	TERM AND TERMINATION

a.    Term. This Agreement will commence on the date first written above and will· continue until the earlier of (i) December 31, 2015 or (ii) termination as provided below.

b.    Termination. Upland may, for any reason or no reason, terminate this Agreement upon giving written notice thereof to Consultant. Consultant may, for any reason or no reason, terminate this Agreement on 15 days written notice to Upland.

c.    Survival. Upon such termination all rights and duties of the parties toward each other shall cease except:

i.that Upland shall be obliged to pay, within thirty (30) days of the effective date of termination, any unpaid expenses, in accordance with the provisions set forth on the attached Schedule 1; and

ii.Sections 2 (Confidentiality), 3 (Ownership), 4 (Warranties), 5 (Conflicting Obligations), 7.c (Survival), 9 (Independent Contractor), 10 (Benefits), and 11 - 16 (Arbitration and Equitable Relief; Insurance; Governing Law; Entire Agreement; Attorney's Fees; Severability; Notices) shall survive termination of this Agreement.

8.	ASSIGNMENT

a.    Assignment. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of Upland. Upland may freely assign this Agreement.

b.    Subcontracting. Consultant may not subcontract any portion of the Services without the express written permission of Upland. Any such permitted subcontractor shall be retained only pursuant to terms and conditions identical to this Agreement in all material respects, and Consultant shall be fully liable for any breach of such agreement and for the performance of each such permitted subcontractor.

9.	INDEPENDENT CONTRACTOR

It is the express intention of the parties that Consultant is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of Upland, but Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse Upland for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.

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Consultant further agrees to indemnify and hold harmless Upland and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney's fees and other legal expenses, arising directly or indirectly from any negligent, reckless or intentionally wrongful act of Consultant or Consultant's assistants or agents, a determination by a court or agency that the Consultant is not an independent contractor, or any breach by the Consultant or Consultant's assistants or agents of any of the covenants contained in this Agreement.

10.	BENEFITS

Consultant acknowledges and agrees and it is the intent of the parties hereto that neither Consultant nor any contractors of Consultant receive any Upland-sponsored benefits from Upland either as a consultant or employee. Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401(k) participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Upland's benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

11.	ARBITRATION AND EQUITABLE RELIEF

a.    Disputes. Except as provided in Section 12(b), Upland and Consultant agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement shall be settled by binding arbitration in accordance with Section 19 of the Separation Agreement (as defined in Section 13 below).

b.    Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

12.	GOVERNING LAW

This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Texas. Each party shall commit to the exclusive jurisdiction of the State and Federal courts in Texas.

13.	ENTIRE AGREEMENT

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof, with the exception of the Separation and Release Agreement executed by Consultant contemporaneously herewith (the “Separation Agreement”), and any agreements expressly survived thereunder. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

14.	ATTORNEY'S FEES

In any court action at law or equity that is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, in addition to any other relief to which that party may be entitled.

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15.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

16.	NOTICES

Any notice shall be addressed to the party being notified at the address set forth in this Agreement or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered or transmitted via facsimile or e-mail or reliable overnight carrier (with tracking capability), or forty-eight (48) hours after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Upland:	Consultant:

Upland Software, Inc.	R. Brian Henley

By: /s/ Michael Hill	/s/ R. Brian Henley
(signature)	(signature)
Print Name: Michael Hill	Address for Notice:
Title: CFO	############
Date: 3/31/15	Date: 3/31/15

SCHEDULE 1
SERVICES AND COMPENSATION

1.	Contact. Consultant’s principal Upland contact:

Name:     Michael Hill
Title:     CFO
Email:      mhill@uplandsoftware.com
Phone:      512-960-1012

2.	Services. The Services will include, but will not be limited to, the following:

During the term of this Agreement, Consultant will perform advisor services for Upland as reasonably requested by Upland to assist in (i) providing referrals to Upland of enterprise work management cloud-based deals in accordance with Section 2 of the Separation Agreement and (ii) other matters reasonably requested by Upland.

3.	Compensation.

a.
Upland will reimburse Consultant, in accordance with Upland’s policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided Consultant submits receipts for such expenses to Upland in accordance with Upland policy.

b.
As compensation for the performance of the Services and in lieu of monetary compensation, Upland and Consultant agree that the stock options previously issued to Consultant to purchase shares of the Upland’s Common Stock, pursuant and subject to the terms and conditions of Upland’s Amended and Restated 2010 Stock Plan (as amended, the “Plan”) and related stock option agreements, including vesting requirements (the “Existing Stock Options”), shall continue in full force and effect, and continue to vest, if applicable, in accordance with the terms and conditions of the Plan and the applicable stock option agreement(s) under which the grant(s) of such Existing Stock Options were made, as if Consultant’s status as a Service Provider to Upland has been uninterrupted through such transition from employee to consultant. Consultant further acknowledges that, due to the change in status of Consultant from employee to consultant, such Existing Stock Options may be treated as Nonstatutory Stock Options (“NSOs”) to the extent such Existing Stock Options do not, or no longer, qualify as Incentive Stock Options.

c.
Upland and Consultant further agree that the restricted stock previously issued to Consultant, pursuant and subject to the terms and conditions of Upland’s Amended and Restated 2010 Stock Plan (as amended, the “Plan”) and related restricted stock purchase agreement, including vesting requirements (the “Existing Restricted Stock”), shall continue in full force and effect, and continue to vest, if applicable, in accordance with the terms and conditions of the Plan and the applicable restricted stock purchase agreement under which the grant of such Existing Restricted Stock was made, as if Consultant’s status as a Service Provider to Upland has been uninterrupted through such transition from employee to consultant.

For clarity regarding Sections 3(b) and (c), the Existing Stock Options and Restricted Stock are set forth in the table below:

Grant Date	Options/Shares Granted	Exercise/Purchase Price Per Share
October 25, 2013	49,188 (options)	$1.77
March 31, 2014	12,297 (options)	$6.23
September 2, 2014	40,990 (restricted stock)	$8.73

d.
This Schedule 1 is accepted and agreed upon, effective as of ___________________, 2015.

Upland:	Consultant:

Upland Software, Inc.	R. Brian Henley

By:
(signature)	(signature)
Print Name:
Title:

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